EXHIBIT 10.31

	[SEAL]	OFFICIAL RECORDS OF FINAL COUNTY RECORDER

LAURA DEAN-LYTLE
When recorded mail to:
DATE : 08/01/03 TIME: 1650
Pinal County Board of Supervisors	FEE : 0.00
P.O. Box 827	PAGES : 15
Florence, Arizona 85232	FEE NO : 2003-053302

(The above space reserved for recording information)
CAPTION HEADING
RE-RECORD Water Supply and Management Services Agreement between the 387 Domestic Water Improvement District and Sonoran Utility Services, L.L.C.
Necessary to re-record to include exhibit “A”. Original fee #2003-045208.

	[SEAL]	OFFICIAL RECORDS OF FINAL COUNTY RECORDER

LAURA DEAN-LYTLE
When recorded mail to:
DATE : 07/03/03 TIME: 1632
Pinal County Board of Supervisors	FEE : 0.00
P.O. Box 827	PAGES : 8
Florence, Arizona 85232	FEE NO : 2003-045209

(The above space reserved for recording information)
CAPTION HEADING
Water Supply and Management Services Agreement between the 387 Domestic Water Improvement District and Sonoran Utility Services, L.L.C.

WATER SUPPLY AND
MANAGEMENT SERVICES AGREEMENT
     This Water Supply and Management Services Agreement (the “Agreement”) is made and entered into this 25th day of June, 2003, by and between the 387 Water Improvement District (hereinafter referred to as (“387 WID” or the “District”), an improvement district organized pursuant to A.R.S. Section 48-901 et. seq., and Sonoran Utility Services L.L.C., or its assignee, (hereinafter referred to as (“Sonoran Services”).
WITNESSETH
     WHEREAS, the 387 Water Improvement District was organized pursuant to the laws of the State of Arizona as hereinabove set forth, with boundaries established in Pinal County as more particularly set forth in Exhibit A hereto; and
     WHEREAS, the Pinal County Board of Supervisors serves as the Board of Directors for 387 WID and desires to secure water services for the District, as well as management of the water services during construction of the required Facilities, as hereinafter defined, and during the operation; of the Facilities; and
     WHEREAS, it is in the best interest of the District to enter into an agreement for the provision of water delivery and management services to fund the construction of facilities, infrastructure, operations; and
     WHEREAS, Sonoran Services is willing and able to fund the construction and operation of the water facilities in accordance with the terms of this Agreement; and
     WHEREAS, Sonoran Services makes assurances that it has substantial ability and experience enabling it to construct, operate, and manage the Facilities and provide the water services; and
     WHEREAS, an agreement has been reached with Sonoran Services to construct, manage and operate the Facilities within the District and provide the water services.
     NOW, THEREFORE, the parties enter into this Agreement for and in consideration of the mutual covenants, warranties and representations, and agree as follows:
1.	Facilities. Sonoran Services shall construct, or cause to be constructed, wells, pumps, storage, water treatment plant(s), transmission and distribution lines, valves, services and meters (the “Facilities”) necessary to supply water within the District as such demand may increase, through facilities approved by the Pinal County Engineer, the Arizona Department of Environmental Quality and/or the County Planning and Development Services Department and or Pinal County Health Department, or their successor agenc(ies), (“hereinafter collectively referred to as “ADEQ”). All Facilities shall become the property of Sonoran Services after acceptance by Sonoran Services.

2.	Location. Sonoran Services shall provide the Facilities described in Paragraph 1 above at location(s) within the District mutually agreed upon by the parties.

3.	Real Property. Sonoran Services shall pay all costs of acquisition of real property and/or rights, including any condemnation action initiated by 387 WID, for water plants, well sites, water mains, and related sites that are necessary for Sonoran Services to construct service related facilities.

4.	Easements. The Facilities shall be constructed within established easements or rights-of-way or upon property leased, purchased, or otherwise set aside for such use. These easements shall provide Sonoran Services access to the water system for purposes of installation, repair, maintenance and removal of the Facilities. The proposed water treatment plant shall he constructed within the boundaries of the District on property that has been deeded to Sonoran Services.

5.	Equipment. Sonoran Services shall provide all vehicles, construction equipment, tools and instruments, howsoever described (the “Equipment”) necessary to perform its obligations under this Agreement. The cost of such Equipment, and its operator(s) shall be charged to the District only for the time during which the Equipment and operator(s) are performing services for the benefit of the District.

6.	Capital Costs. No construction costs for the Facilities shall be borne by 387 WID. However, Sonoran Services may recoup those costs and a return of and on its investment in the Facilities and an operating profit by collecting and retaining all Hook-Up Fees from property owners, developer, and Customers, and through the sharing of monthly service charges for water services, all as established under this Agreement.

7.	Line Extension Agreements: On-site facilities constructed by developers under Line Extension Agreements shall be refunded in accordance with those agreements as approved by the Board of Directors of the District.

8.	Title. The District shall not obtain by terms of this Agreement, and Sonoran Services does not surrender, any ownership rights in the subject Real Property, Facilities, or Equipment.

9.	Service. Sonoran Services shall provide water delivery services to residential and commercial properties within the district boundaries through appropriately sized meters consistent with requirements of ADEQ.

10.	Customers. Sonoran Services shall provide the water services under this Agreement to all property owners within the District, subject only to the property owners complying with all District rules and regulations and their paying the rates and charges established pursuant to this Agreement.

11.	District Employees. 387 WID may, but is not required to, have employees for its performance under this Agreement. In the event it does hire any such employee, all costs associated with those employees will be assigned directly to the District.

12.	Revenue Allocation. Sonoran Services shall fund all operations of 387 WID and retains those portions of rates collected on behalf of 387 WID directly attributable to the construction, operation and maintenance expenses. All fees and charges collected by Sonoran Services shall be retained by Sonoran Serving.

13.	Costs. Sonoran Services is responsible for, and will arrange the funding of all costs, expenses and capital improvements, including but not limited to the following.
12.1	Electric power and energy for the operation of the water systems.

12.2	All chemicals required to treat the water.

12.3	Required testing performed by a laboratory.

12.4	All employee related salaries and costs.

12.5	All rents, office, operating fees, vehicle, equipment, depreciation and tax expenses.

12.6	Insurance as may be required by the water system.

12.7	Replacement of, and repairs to, the water system.

12.8	All plant additions and improvements.

12.9	Legal counsel for the water systems.

12.10	Engineering and accounting services.
14.	Operating Shortfalls. Sonoran Services shall be responsible for any and all shortfalls in operating expenses incurred by 387 WID during the period of this Agreement.

15.	Management. Sonoran Services shall manage and coordinate all aspects of construction resulting from this Agreement and once constructed, manage all daily operations in providing water services to the District which include the following:
15.1	Provide ADEQ a certified operator for the system.

15.2	Obtain all ADEQ Approvals to Construct, Approvals of Construction, and Operating Permits for the Facilities.

15.3	Conduct all Water quality/system tests required by all applicable rules and regulations.

15.4	File all applicable regulatory agency requirements, including but not limited to those for ADEQ, ADOR, and Pinal County.

15.5	Inspect, maintain, repair, and operate all Facilities.

15.6	Negotiate and prepare all Hook-Up Fee Agreements (HUF’s) and on-site Line Extension Agreements (LXA’s) with developers as approved by 357 WID.

15.7	Maintain all records, track all data, and make approved refunds for LXAs.

15.8	Inspect, manage, and supervise all on-site Facilities construction performed by developers.

15.9	Provide a customer service office within ten (10) miles of the District boundaries.

15.10	Provide all customer service functions related to initiating, operating, and maintaining water services to the 387 WID including: taking orders, receiving payments, responding to complaints, answering inquires related to water services and/or billing; provide on-site hook-up, maintenance, water shut-off’s, turn outs, as well as any other service functions as deemed necessary by 387 WID.

15.11	Recommend appropriate customer fees, rates, and charges to the 387 WID Board of Directors that are consistent with area rates.

15.12	Bill and collect all fees, rates and charges for water services pursuant to the fees, rates, and charges established by the 387 WID Board of Directors.

15.13	Pay all expenses and bills of 387 WID as required by this Agreement and as authorized by the 387 WID Board of Directors.
16.	Office. Sonoran Services shall provide adequate office space and shop/storage areas in the vicinity of the District, which office and shop/storage areas will permit Sonoran Services to perform its obligations under the Agreement
17.	Regulatory Filings. Sonoran Services shall be responsible for filing, maintaining, and reporting all regulatory, health, tax and corporate documents necessary for the continued operation of the Water system.

18.	Reports. Sonoran Services shall provide to the District for all capital construction projects, repair and maintenance items, and all other expenses billed, copies of any and all applicable permits, easements, detailed invoices, and as-built drawings specifying all materials, labor and services contracted for on behalf of the District. Said records will be coded for accounting purposes in accordance with Generally Accepted Accounting Principles.

19.	Fees, Rates, and Charges and Revisions. Sonoran Services shall provide initial Water at the rates set forth in the attached schedule (Exhibit B hereto). The parties to this Agreement acknowledge that the fees, rates, and charges are subject to change periodically but will not exceed a maximum increase of three percent (3%) per calendar year and are subject to the approval by the Board of Directors of the District.

20.	Insurance. Sonoran Services shall arrange to have the District named as an additional insurer on its liability insurance coverage and shall maintain $5,000,000 liability insurance during the term hereof. A copy of this coverage shall be filed with the Board of Directors of the District on the date this Agreement is first signed and shall remain in effect throughout the term of this Agreement

21.	Indemnification. Sonoran Services agrees that they shall indemnify, defend and hold harmless the District, the County, and their elected officials, officers, departments, employees, commissions and agents, from and against any and all suits, actions, legal proceedings, claims, demands, attorney fees, costs of litigation, or damages of any kind arising out of this Agreement which are attributed to the alleged acts or omissions of Sonoran Services, their agents, employees, or anyone acting under their direction or on their behalf, whether intentional or negligent, in connection with or incident to this Agreement.

22.	Term. To permit Sonoran Services to recover the substantial investment it is making in the treatment and collection facilities necessary to perform under this Agreement, this Agreement shall continue in full force and effect for thirty (30) years from the day and year first above written and may be extended or renewed at any time during its term upon the request and mutual agreement of the parties, and automatically will be renewed for successive 5 year terms as long as Sonoran Services remains in good standing

23.	Force Majeure. Sonoran Services shall not be liable to District nor to any of the District’s customers, nor to any other person, firm or corporation whatsoever, for or on account of any claim resulting from any condition that existed prior to the date of this Agreement, or for any interruption or failure in delivery of service in accordance with this Agreement, or for or on account of any loss, injury or damage occasioned thereby, where such interruption or failure, either directly or indirectly, is caused by or results from any of the following:
22.1	Fire, lightning, flood, cold, windstorm, Act of God, invasion or force majeure.

22.2	Compliance with any orders, rules or regulations, whether valid or invalid, or any governmental authority or agency.

22.3	Strikes, lockouts or labor disputes.

22.4	Interruption in supply or delivery, or any other failure to perform by any person under any contracted supplier of any service to Sonoran Services.

22.5	Breakdown, repair or replacement of any machinery, equipment, pipeline or other facility not foreseeable or preventable through normal maintenance and only for periods reasonable to make repairs..

22.6	Shortage of power, supplies, material or labor, or where such interruption or failure is directly or indirectly due to any cause not reasonably preventable by Sonoran Services or not reasonably within its control.
In case such interruption or failure shall be occasioned by any cause specified under Paragraphs 22.4, 22.5, and 22 6 above, Sonoran Services will endeavor to remedy or eliminate such cause as expeditiously as is reasonably possible. In the event claims or causes of action are instituted by third parties as a result of the interruptions as hereinabove specified, Sonoran Services shall indemnify and defend District against all liability or loss.
24.	Notice. All notices under this Agreement shall be provided to the parties designated below. Written notices may be provided by personal delivery, fax or mailing by registered or certified mail, return receipt requested, to the address below. Notice of any change in address shall be given m the same manner.

Sonoran Utility Services, L.L.C.:	District:
George H. Johnson	Stanley D. Griffis, Ph.D, Clerk
5230 E. Shea Blvd.	Pinal County Board of Supervisors
Scottsdale, Arizona 85254	P.O. Box 827
Florence, Arizona 85232
24.	Miscellaneous. The terms of this Agreement constitute the entire agreement between the parties, and the parties represent that there are no other collateral agreements or side agreements not otherwise provided for within the terms of this Agreement. This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto This Agreement shall be subject to and governed by the laws of the State of Arizona. No waiver by a party of any breach by the other party of any provision of this Agreement nor any failure by a party to insist on strict performance by the other party of any provision of this Agreement shall in any way be construed to be a waiver of any future or subsequent breach by a party or bar the right of the other party to insist on strict performance. Each party is an independent contractor and not an agent or employee of the other party. This Agreement shall insure to the benefit of, be binding upon, and be enforceable by the parties hereto and their respective successors and assigns.
     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the first day and year written above.

	PINAL COUNTY, a political	SONORAN UTILITY SERVICES L.L.C.,
	subdivision of the State of Arizona	an Arizona corporation

By:	/s/ Sandie Smith	By:	/s/ George H. Johnson
	Sandie Smith, Chairman		George H. Johnson
	Board of Supervisors		Its: President

ATTEST:

/s/ Stanley D. Griffis

Stanley D. Griffis, Ph.D., Clerk
Board of Supervisors
Date: (Illegible)
(Illegible)
CONSENTED to and APPROVED as to form this (Illegible) day of (Illegible), 2003.

ROBERT CARTER OLSON PINAL COUNTY ATTORNEY
By:	/s/ Richard V. Husk
Richard V. Husk
Deputy County Attorney

Exhibit a
387 Domestic Water Improvement District
Those portions of Sections 26, 27, 28, 33, 34 Township 4 South Range 3 East; Sections 2, 3, 11, 12 Township 5 South Range 3 East; Sections 21,28 Township 4 South 4 East; Section 3 Township 5 South 4 East, of the Gila and Salt River Base and Meridian, Pinal County, Arizona being more particularly described as follows;
Beginning at the Northwest corner of Section 28 Township 4 South Range 3 East; thence East [Illegible] the north line of section 28 to the easterly line of Hamilton Ave.; thence southerly along said easterly line to a point 77.46 feet north of the east west mid-section line of said Section 28;
Thence North 89 degrees 38 minutes 01 seconds east 397.78 feet;
Thence North 00 degrees 21 minutes 59 seconds west 360.00 feet;
Thence North 89 degrees 38 minutes 01 seconds east 290.00 feet;
Thence North 00 degrees 21 minutes (Illegible) seconds west 345.00 feet;
Thence North 89 degrees 38 minute 01 seconds east 310.59 feet;
Thence South 00 degrees 09 minutes 24 seconds east 730.62 feet;
Thence North 89 degrees 09 minutes 29 seconds east 514.33 feet,
Thence South 00 degrees 45 minutes 29 seconds east 60.69 feet; to the east west mid-section line of said Section 28; Thence East to the westerly ROW line of John Wayne Parkway/State Route 347 ([Illegible] Road): Thence southerly along said west ROW line to the South line of Section 28; Thence West along the South line of section 28 to the Southwest corner of section 28; Thence North along the West line of section 28 to the West quarior corner of section 28;
Thence East 330.00 feet;
Thence North 660 feet;
Thence West 330.00 feet to the West section line of section 28;
Thence north along said West section line to the Northwest corner of section 28 and the Point of Beginning.
The West half of section 27 township 4 south range 3 east lying south and west of Rail Road and those portions of section 28 more particularly described in PCR Fee Number 2001-040284.
Groves 1 thru 23, inclusive, of Maricopa Groves Unit 3 according to PCR Book 17 of Maps, Page 3
Those portions of lots 5 and 6 Block 40, and lots 5 and 6 Block 42 of Maricopa Townsite according to PCR Book 3 of Maps Page 6 lying West of the East line of section 27

That portion of the North 1/2 of the Northeast 1/4 of section 27, lying East of Maricopa Groves Unit 3 and North of Maricopa Townsite
That portion of the northwest quarter of section 27 township 4 south range 3 east, lying East of and adjacent to the northwest 1/4 of the northwest 1/4 and West of Groves 6 and 7 of Maricopa Groves Unit 3
Except that portion conveyed to Maricopa Rotary in PCR Fee Number 2003-004986
Also Excepting that portion of the Northwest 1/4 of section described as follows;
Commencing at the Southwest corner of Grove 7 of Maricopa Groves Unit 3, said point being on the Northwesterly line of the Maricopa Rotary parcel described in PCR Fee Number 2003-004 986, Thence North 54 degrees 19 minutes 31 seconds West 37.35 fast to the Point of Beginning;
Thence North 54 degrees 19 minutes 31 seconds West along the North line of said Maricopa Rotary parcel 186.73 feet;
Thence North 00 degrees 52 minute 54 seconds West 100.00 feet;
Thence North 89 degrees 07 minutes [Illegible] seconds East 150.00 feet;
Thence South 00 degrees 52 minutes 54 seconds East 211.22 feet to the Point of Beginning.
The Northwest 1/4 of the Northwest 1/4 and the West 80.00 feet of the East 1/2 of the West 1/2 Section 26 Township 4 South Range 3 East.
Lots 1, 2, 3, 4, Block 40, and Lots 1, 2, 3, 4, Block 42, Lots 1, 2, 3, Block 44 of Maricopa Townsite according to PCR Book 3 of Maps Page 5
Except that portion of Lot 3 Block 44 lying in section 27
All of section 28 and the South 1/2 of section 21 Township 4 South Range 4 East
The Northeast 1/4 of section 3 Township 5 South Range 4 East
The North 1/2 of the Northwest 1/4 and the Northeast 1/4 of Section 33 Township 4 South Range 3 East.
The Southwest 1/4 of Section 34 Township 4 South Range 3 East; Except any portion of the John Wayne Parkway ROW;
The North 1/2 of Section 3 Township 5 South Range 3 East,
Except the West 150 feet
Also Except the North 220.00 feet of the West 264.00 feet of the East 636.00 feet of GLO Lot 3
Also Except the North 210.00 feet of the East 210.00 feet of GLO Lot 3

All of Sections 2 and 11 Township 5 South Range 3 East
The West 1/2 of Section 12 Township 5 South Range 3 East;
Except the East 1/2 of the Northeast 1/4 of the Northwest 1/4,
Also Except the East 229.26 feet of the South 950.00 feet
That portion of the Southeast 1/4 of the Northeast 1/4 of Section 28 Township 4 South Range 3 East. Lying East of John Wayne Parkway/State Route 347; Except the North 50 feet;
Also Except the South 150.00 feet of the North 200.00 feet of the West 147.00 feet;
Also Except the North 150.00 feet of the South 320.00 feet of the West 147.00 feet

387
Water Improvement District

Legend

- Streets
- Township Boundary
- Section Lines
- Proposed District

387 WATER IMPROVEMENT DISTRICT
Rates and Charges
Rates effective January 1, 2003

MONTHLY RATES
Monthly Minimum
All Service
Meter Size	Per Month
3/4”	$27.00
1”	$45.00
1 1/2”	$90.00
2”	$144.00
3”	$270.00
4”	$450.00
6”	$900.00
Usage Charges
Rate per Thousand Gallons in excess of Minimum included
0-7.000 Gallons	$2.25
7.000 Gallons Over	$2.50
Standpipe commodity change for all consumption	$3.75

OTHER WATER RATES
Service Line and Meter Advance (Payable at [Illegible] of new Service Location)
Meter Size
3/4”	$405.00
1”	$455.00
1 1/2”	$885.00
2”	$1,080.00
3”	$2,190.00
4” Compound	$2,985.00
6” Compound	$5,780.00

ADDITIONAL WATER CHARGES
A. Establishment of Service	$25.00
Additional charge if after Hours:	$15.00
B. Re-establishment of Service	(2)
C. Reconnection of Service	$50.00
D. Charge for Moving Meter	Cost
E. Deposit
1. Residential	2 times estimated bill
2. Commercial	2.5 times estimated bill
3. Deposit interest	3.00%
F. Meter Test (If correct)	$25.00
G. Meter Record (If correct)	$5.00
H. Charge for NSF Check	$15.00
I. Late Payment Charge	$5.00
J. Main Extension (Refundable per Agreement)	Cost

(1)	If Contractor does not provide meter, District will require a refundable deposit

In the amount of the appropriately sized meter cost. If an account is not established, payment for water shall be upon delivery.

(2)	Months off system times Minimum Monthly Charge

Water Rates
Exhibit B
Page 1 of 2	6/23/2003

387 WATER IMPROVEMENT DISTRICT
Hook-Up Fees
Fees effective January 1, 2003

HOOK-UP FEES
All Hook-Up Fees are payable for each service line installed Irrespective of whether a Meter is set at the time of construction. HUF’s for all units within a subdivision are payable in full at the time the Final Plot of the subdivision is recorded. HUF’s are [Illegible] by the District or its Management Contractor.

HUF
Meter Size	Per Meter
3/4”	$900.00
1”	$1,500.00
1 1/2”	$3,000.00
2”	$4,800.00
3”	$9.000.00
4”	$15,000.00
6” or larger	$30,000.00

Water HUF’s
Exhibit B
Page 2 of 2	6/23/2003